EXHIBIT 21

SUBSIDIARIES OF STATE STREET CORPORATION

The following table presents the name of each subsidiary and the state or jurisdiction of its organization. Certain subsidiaries of State Street have been omitted in accordance with SEC regulations because, when considered in the aggregate, they did not constitute a “significant subsidiary” of State Street.

Currenex INC	Massachusetts
EuroGalleon Limited	Ireland
International Fund Services (Ireland) Limited	Ireland
Investors Boston Securities Corporation	Massachusetts
Investors California, LLC	California
Investors Copley Securities Corporation	Massachusetts
Lincoln Securities Corporation	Massachusetts
Offshore Financial Solutions LTD	Grand Cayman
Quincy Securities Corporation	Massachusetts
SSB Realty, LLC	Massachusetts
State Street AIS Europe LLC	Delaware
State Street Bank and Trust Company	Massachusetts
State Street Bank Europe	United Kingdom
State Street Bank GmbH	Germany
State Street Bank S.p.A.	Italy
State Street Bank Luxembourg S.A.	Luxembourg
State Street Banque, S.A.	France
State Street Global Advisors International Holdings INC	Delaware
State Street Global Advisors United Kingdom Limited	United Kingdom
State Street Global Advisors, INC	Delaware
State Street Global Markets, LLC	Massachusetts
State Street Holdings Germany GmbH	Germany
State Street Holdings Ireland	Ireland
State Street Holdings Italy S.R.L.	Italy
State Street International Holdings	Massachusetts
State Street International Holdings Switzerland GmbH	Switzerland
State Street Investment Services California LLC	California
State Street Massachusetts Securities Corporation	Massachusetts
State Street Trust and Banking Company, Limited	Japan